NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 25, 2013	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES
THIRD QUARTER 2013 RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2013, reporting net income of $38.1 million for the quarter compared with net income of $50.8 million for the same period in 2012. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending September 30, 2013, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 0.37 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2013 plus 10 basis points. The dividend, based on average stock outstanding for the third quarter of 2013, will be paid on November 4, 2013.

The Bank’s board of directors also reduced the Bank’s retained earnings target from $825 million to $700 million, citing the ongoing reduction of risk associated with private-label mortgage-backed securities as the primary reason for the reduction. Total retained earnings were $705.7 million at September 30, 2013, exceeding the retained earnings target.

“The Bank's retained earnings now exceed the board's target, and this marks a significant milestone after more than four years of effort," stated President and CEO Edward A. Hjerpe III. "Quarterly earnings increased by 7.0 percent compared with last quarter, and as expected, prepayment fees declined once again compared with 2012. Advances grew by 5.1 percent during the quarter, demonstrating that members continue to rely on our funding to meet their communities' credit needs."

Third Quarter 2013 Operating Highlights

Net income for the three months ending September 30, 2013, was $38.1 million, compared with net income of $50.8 million for the same period in 2012. These results led to a $4.3 million contribution to the Bank's Affordable Housing Program for the quarter. The Bank's third quarter 2013 income was less than the third quarter of 2012 primarily due to the $8.6 million decrease in net prepayment fees from investments and advances(1).

Net interest income after provision for credit losses for the quarter ending September 30, 2013, was $58.3 million, compared with $73.3 million for the third quarter of 2012. Contributing to the $15.0 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees of $8.6 million, from $12.0 million in the third quarter of 2012 to $3.4 million in the third quarter of 2013. Additionally, the decline in net interest income after provision for credit losses was due to a drop in average earning assets, which declined $6.4 billion from $47.1 billion for the third quarter of 2012, to

$40.7 billion for the third quarter of 2013. The decline in average earning assets was driven by a $3.3 billion drop in average investments balances and a $3.2 billion decrease in average advances balances.

Additionally, $5.9 million of the Bank's interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This resulted in an increase of $3.3 million from $2.6 million recorded the third quarter of 2012.

Net interest spread was 0.49 percent for the quarter ended September 30, 2013, a 4 basis point decrease from the same period in 2012, and net interest margin was 0.57 percent, a 4 basis point decrease from the same period in 2012. The decrease in net interest spread reflects a 15 basis point decrease in the average yield on earning assets offset by the 11 basis point decrease in average yield on interest-bearing liabilities. The decreases in net interest margin and net interest spread reflect the decline in prepayment fees.

The Bank expects net interest margin and net interest spread to continue to decline based on the continuing low interest-rate environment. The decline in the Bank's average earning assets over the last few years is likely to negatively impact future earnings, particularly since reinvestment opportunities are not as profitable in this low interest-rate environment.

Because prepayment-fee income recognized during these periods does not necessarily represent a trend that will continue in future periods, and due to the fact that prepayment-fee income represents a one-time fee recognized in the period in which the corresponding advance or investment security is prepaid, the Bank believes it is important to review the results of net interest spread and net interest margin excluding the impact of prepayment-fee income. These results are presented in the following table (dollars in thousands).

	For the Quarter Ended September 30, 2013
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$40,729,303	$139,879	1.36%	$40,729,303	$136,453	1.33%
Total interest-bearing liabilities	37,365,096	81,476	0.87%	37,365,096	81,476	0.87%
Net interest income		$58,403			$54,977
Net interest spread			0.49%			0.46%
Net interest margin			0.57%			0.54%

	For the Quarter Ended September 30, 2012
	With Net Prepayment Fees			Without Net Prepayment Fees
	Average Balance	Interest Income/ Expense	Average Yield(3)	Average Balance	Interest Income/ Expense	Average Yield(3)

Total interest-earning assets	$47,129,969	$178,383	1.51%	$47,129,969	$166,370	1.40%
Total interest-bearing liabilities	42,791,824	105,582	0.98%	42,791,824	105,582	0.98%
Net interest income		$72,801			$60,788
Net interest spread			0.53%			0.42%
Net interest margin			0.61%			0.51%

Credit-related other-than-temporary impairment charges on certain private-label MBS were $1.5 million for the third quarter of 2013, compared with the $1.1 million recorded for such charges in the third quarter of 2012. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $75.6 million at September 30, 2013. Offsetting the modest increase in other-than-temporary impairment charges was an increase in net other income of $2.1 million, from a loss of $698,000 in the third quarter of 2012 to income of $1.4 million in the third quarter of 2013. The increase in net other income was due primarily to a decrease of $4.4 million in expense on the early retirement of debt and a decrease in net losses on derivatives and hedging activities of $1.0 million in the third quarter of 2013. These increases to other income were offset by a decrease in the net unrealized gains on trading securities of $3.9 million.

Third Quarter 2013 Balance-Sheet Highlights

Total assets declined 1.2 percent to $39.7 billion at September 30, 2013, down from $40.2 billion at year-end 2012. During the nine months ended September 30, 2013, investments declined by $5.1 billion, or 32.7 percent, and advances increased $1.8 billion, or 8.5 percent, to $22.6 billion, compared with $20.8 billion at year-end 2012. Demand for advances continues to be somewhat muted, although the Bank has experienced some growth in balances during 2013. However, member demand for advances could continue to be constrained as depository members continue to experience relatively high levels of deposits, which generally represent the primary form of funding for these members. Additionally, the Bank's membership has experienced only modest growth in demand for new mortgage loans. The Bank does not expect advances balances to rise significantly so long as deposit levels at members remain high in the absence of any other changes that would generally cause demand for advances to grow, such as stronger demand for loans. Member loan growth in 2013 is unpredictable due to continued uncertainty about the economy, despite some positive signs in housing and labor markets.

Total investments were $10.5 billion at September 30, 2013, a decrease of $5.1 billion, or 32.7 percent, compared with $15.6 billion at December 31, 2012. This decline is primarily attributable to the Bank's placement of $2.9 billion with the Federal Reserve Bank of Boston on September 30, 2013, as offered yields on overnight money market investments approached zero on that day. The par value of private-label MBS was $2.0 billion at September 30, 2013, a drop of $210.5 million from December 31, 2012, while the carrying value of private-label MBS was $1.2 billion at September 30, 2013, a decline of $126.2 million from December 31, 2012. The private-label MBS portfolio principal balance has declined significantly from its peak par value of $6.4 billion in September 2007.

Investments in mortgage loans totaled $3.4 billion at September 30, 2013, a decrease of $77.8 million from year-end 2012.

GAAP capital at September 30, 2013, was $2.7 billion, a decrease of $901.4 million from $3.6 billion at year-end 2012. Capital stock declined by $1.0 billion due to the reclassification of capital stock to mandatorily redeemable capital stock amounting to $859.5 million and the repurchase of $300.0 million of excess capital stock (of which $25.0 million was mandatorily redeemable capital stock). The reclassification of capital stock to mandatorily redeemable capital stock primarily resulted from the merger of Bank of America, Rhode Island into its parent Bank of America, N.A., which is ineligible for Bank membership. Offsetting these decreases was the issuance of $120.4 million of capital stock. Restricted retained earnings totaled $89.8 million at September 30, 2013, while total retained earnings at September 30, 2013, grew to $705.7 million, an increase of $118.2 million from December 31, 2012. Accumulated other comprehensive loss totaled $482.1 million at September 30, 2013, an increase of $5.5 million from December 31, 2012.

The Bank remained in compliance with all regulatory capital ratios at September 30, 2013, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2013.(4) At September 30, 2013, the Bank's total regulatory capital-to-assets ratio was 10.4 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.1 billion, exceeding its $702.3 million minimum regulatory risk-based capital requirement. Additionally, the Bank's internal minimum capital requirement, which is the sum of the Bank's 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.4 billion at September 30, 2013, which also was satisfied by the Bank's actual regulatory capital of $4.1 billion. The ratio of the Bank's market value of equity to its par value of capital stock was 117.1 percent at September 30, 2013, compared with 107.6 percent at December 31, 2012.

Satisfaction of the Retained Earnings Target

As discussed above, total retained earnings now exceed the retained earnings target. Accordingly, the board may determine to declare larger dividends and/or complete larger and/or more frequent repurchases of excess stock, subject to applicable restrictions. The Bank notes that the quarterly dividend payout restriction of 40 percent of a quarter’s earnings in the Bank’s retained earnings policy will not constrain the board’s ability to declare dividends so long as the retained earnings target is satisfied. Restrictions on our board’s ability to declare dividends are discussed under Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 26, 2013 (the 2012 Annual Report).

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include 449 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2013	6/30/2013	12/31/2012
ASSETS
Advances	$22,555,122	$21,463,205	$20,789,704
Investments (5)	10,471,910	13,897,870	15,554,057
Mortgage loans held for portfolio, net	3,401,111	3,474,211	3,478,896
Other assets	3,292,517	505,780	386,360
Total assets	$39,720,660	$39,341,066	$40,209,017

LIABILITIES
Consolidated obligations, net	$34,677,608	$34,296,536	$34,758,896
Deposits	570,356	604,130	594,968
Mandatorily redeemable capital stock	977,390	977,390	215,863
Other liabilities	830,618	865,981	1,073,191

CAPITAL
Class B capital stock	2,441,028	2,401,209	3,455,165
Retained earnings - unrestricted	615,993	587,786	523,203
Retained earnings - restricted (6)	89,752	82,136	64,351
Total retained earnings	705,745	669,922	587,554
Accumulated other comprehensive loss	(482,085)	(474,102)	(476,620)
Total capital	2,664,688	2,597,029	3,566,099
Total liabilities and capital	$39,720,660	$39,341,066	$40,209,017

Total regulatory capital-to-assets ratio	10.4%	10.3%	10.6%
Ratio of market value of equity (MVE) to par value of capital stock (7)	117.1%	116.3%	107.6%

Federal Home Loan Bank of Boston Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2013	6/30/2013	9/30/2012	9/30/2013	9/30/2012

Total interest income	$139,879	$145,273	$178,383	$445,729	$551,738
Total interest expense	81,476	84,563	105,582	250,268	321,043
Net interest income	58,403	60,710	72,801	195,461	230,695
Net interest income after provision for credit losses	58,320	61,900	73,324	197,655	232,752
Net other-than-temporary impairment losses on investment securities recognized in income	(1,528)	(394)	(1,092)	(2,343)	(5,544)
Other income (loss)	1,404	(6,466)	(698)	(7,338)	(9,984)
Operating expense	13,855	13,214	12,785	40,065	39,165
Other expense	1,929	2,176	2,254	6,564	7,291
AHP assessment	4,333	4,061	5,675	14,343	17,160
Net income	$38,079	$35,589	$50,820	$127,002	$153,608

Performance Ratios:
Return on average assets	0.37%	0.38%	0.43%	0.43%	0.43%
Return on average equity (8)	5.73%	5.55%	5.92%	5.83%	6.01%
Net interest spread	0.49%	0.56%	0.53%	0.58%	0.56%
Net interest margin	0.57%	0.65%	0.61%	0.67%	0.65%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)	Yields are annualized.

(4)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2012 Annual Report.

(5)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(6)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2012 Annual Report.

(7)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in the 2012 Annual Report.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” "anticipates," “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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